Exhibit 99.1

For more information contact:

Investor Relations	Media Relations
Ciel Caldwell	Joseph Vukson
508.323.1198	508.323.1228
ciel_caldwell@3com.com	joseph_vukson@3com.com

3COM REPORTS Q2 FISCAL 2006 RESULTS

Strong Year-over-Year Revenue Growth;

Improving Financial Results

Second Quarter Highlights

•	Revenue totaled $184 million;
•	Revenue grew 22 percent over the same period in the prior year with growth in all regions;
•	Net loss for the quarter was $11 million. This includes a $24 million benefit resulting from a foreign tax settlement; and
•	Gross profit margins continued to improve.

MARLBOROUGH, MASS. – December 21, 2005 – 3Com Corporation (NASDAQ: COMS) today reported financial results for its second quarter of fiscal year 2006 ended December 2, 2005.

Revenue for the quarter was $184 million. Gross profit was $74 million, or 40 percent of revenue. Operating expenses were $117 million, including $3 million in restructuring charges and $4 million in amortization expense. This resulted in a net loss of $11 million, or $0.03 per share, including a benefit from a foreign tax settlement and related foreign exchange gains of $0.06 per share. This compares to a net loss of $42 million or $0.11 per share in the first quarter of fiscal year 2006 and $49 million, or $0.13 per share, for the second quarter of fiscal year 2005.

The company ended the quarter with $754 million in cash, cash equivalents and short-term investments.

These results are presented on a U.S. GAAP (Generally Accepted Accounting Principles) basis. The net loss per share of $0.03 for the second quarter of fiscal year 2006 is not comparable to First Call EPS estimates.

NOTE: Attached is the full text of 3Com’s prepared remarks for the Q2 financial results conference call. Additional financial data is also attached.

Safe Harbor

This press release and Mr. Claflin's and Mr. Halsted's remarks on the quarterly results contain forward-looking statements within the meaning of the federal securities laws, including statements regarding the following: our revenues, gross profit margins, sales and marketing, research and development and general and administrative expenses and our equity share in the results of our Huawei-3Com (H-3C) joint venture, each for our third quarter of fiscal 2006, the sequential growth of H-3C during its fourth calendar quarter, the effect of a tax settlement on our future cash flows and the consummation of our purchase of an additional 2 percent ownership in H-3C from Huawei and the benefits conferred by such additional ownership. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially, including fluctuations in the demand for our products, our ability to successfully manage costs and expenses, and possible development or marketing delays relating to our product offerings. For a discussion of other risks and uncertainties associated with our business, please refer to our most recent filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended June 3, 2005. References to the financial information included in this press release and Mr. Claflin's and Mr. Halsted's remarks reflect rounded numbers and should be considered approximate values.

About 3Com Corporation

3Com Corporation is a leading provider of secure, converged voice and data networking solutions for enterprises of all sizes. 3Com offers a broad line of innovative products backed by world class sales, service and support, which excel at delivering business value for its customers. Through its TippingPoint division, 3Com is the leading provider of network-based intrusion prevention systems that deliver in-depth application protection, infrastructure protection, and performance protection for corporate enterprises, government agencies, service providers and academic institutions. For further information, please visit www.3com.com, or the press site www.3com.com/pressbox.

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Copyright © 2005 3Com Corporation. 3Com and the 3Com logo are registered trademarks and TippingPoint is a trademark of 3Com Corporation. All other company and product names may be trademarks of their respective holders

Comments on the Second Quarter of Fiscal 2006

To be delivered during the analyst conference call by

Don Halsted, 3Com executive vice president and chief financial officer

I am pleased to report our second fiscal quarter results, which demonstrate continued clear progress on our path to profitability.

Revenue

Revenue for the quarter was $184 million, which is a 4 percent sequential growth from the first quarter of fiscal 2006 revenue of $178 million, and a 22 percent growth compared to the same period of fiscal 2005.

On a geographic basis, strong sequential growth in our EMEA (Europe, Middle East and Africa), LAT (Latin / South America) and APR (Asia Pacific Region) regions more than offset a sequential decline in North America. Compared to the same period in fiscal 2005, all regions showed growth. Second fiscal quarter revenue by geography was as follows:

North America: Revenue was $62 million, a 10 percent sequential decline, but a 44 percent year-over-year growth.

EMEA: Revenue was $81 million, an 8 percent sequential increase and an 11 percent year-over-year growth.

LAT: Revenue was $19 million, a 38 percent sequential increase and a 29 percent year-over-year growth.

APR: Revenue was $22 million, an 11 percent sequential increase and a 10 percent year-over-year growth.

In the first fiscal quarter we started reporting product and services revenue in five groups. The following are the worldwide second fiscal quarter revenue results for these groups:

Security: Revenue was $21 million, a sequential growth of 24 percent, and including the revenues from the TippingPoint acquisition, a 6 fold increase over the same quarter in the prior year. This includes strong double-digit percentage growth for our Embedded Firewall products.

Voice: Revenue was $14 million, a sequential decline of 8 percent, but a year-over-year improvement of 56 percent. Voice revenue includes our VCX and NBX Voice over IP (VoIP) product lines. The sequential decline resulted from seasonal declines in North America offset in part by sequential growth in the other three geographies. All regions showed at least strong double-digit percentage growth compared to the same period in fiscal 2005.

Networking: Revenue was $132 million, which is a 4 percent increase on a sequential basis, and a 12 percent year-over-year growth. Networking revenue includes the balance of our product revenue and includes sales of enterprise products sourced from Huawei-3Com, our Layer 2 and Layer 3 stackable 10/100/1000 managed switching lines, wireless and our Office Connect and Baseline-branded SMB products.

Revenue from Huawei-3Com-sourced products sold by 3Com grew by 37 percent sequentially to more than $20 million. This growth resulted from continued traction with the 5500 line of Layer 3 switches, particularly the successful introduction of the Gigabit and Power over Ethernet models. Revenue from the joint venture-sourced products quadrupled on a year-over-year basis.

Services: Revenue was $9 million, a growth of 12 percent sequentially and 7 percent year-over-year. Services revenue includes professional services and maintenance contracts, excluding TippingPoint maintenance, which is included in Security.

Connectivity Products: Revenue was $9 million, a 16 percent sequential decline, which was in line with expectations.

Gross Profit

Gross profit margin for the quarter was 40 percent. The net sequential increase of 1 percentage point in margin was primarily the result of improvements in cost. Compared to the same period in fiscal 2005, the gross profit margin improved 5 percentage points primarily due to improvements in product mix and cost.

Operating Expenses

Total operating expenses for the current quarter were about flat sequentially at $117 million, including restructuring charges of $3 million and amortization of intangible assets of $4 million.

The second quarter’s restructuring charges included costs primarily related to the realization of our restructuring actions announced in our first fiscal quarter of 2006.

Sales and marketing, research and development, and general and administrative expenses totaled $109 million, including the expenses of the brand awareness campaign launched in October, compared to $110 million in the first quarter of fiscal 2006.

Compared to the same period of fiscal 2005, these expenses increased $13 million primarily due to the inclusion of TippingPoint expenses post acquisition.

The number of full-time employees at the end of the quarter was approximately 1,750, compared to 1,800 at the end of the previous quarter.

Operating Loss

Operating loss for the second quarter of fiscal 2006 was $42 million, which compares to an operating loss of $47 million reported for the previous quarter. This $5 million improvement resulted primarily from increased gross profits.

The operating loss in the same period of our prior fiscal year was $50 million. The second quarter results represent an $8 million year-over-year improvement, primarily from the increased gross profit margin on higher revenues, offset in part by the expected increase in operating expenses resulting from the acquisition of TippingPoint.

Gain on Investments

The net gain on investment was $4 million, resulting primarily from the sale of certain equity investments.

Interest and Other Income

Interest and other income, net, was $7 million, which is a $1 million increase over the first fiscal quarter. This increase is a result of a $1 million gain for the foreign exchange impact associated with the foreign tax settlement in the quarter. The remaining interest and other income of $6 million is consistent with the prior quarter.

Income Tax Provision

In the second quarter, the income tax provision was a net benefit of $22 million, made up of a current period provision of $1 million and a benefit of $23 million resulting from the tax settlement with foreign tax authorities regarding issues covering multiple years. The tax benefit results from the release of specific tax provisions based upon the settlement terms, and interest income of $3 million earned on outstanding tax refund claims which had been held by the tax authorities pending this settlement. The provision release is a non-cash benefit. The actual settlement is not expected to have a cash impact because it is largely offset by the outstanding tax refund claims that were also settled as part of this agreement.

Equity Interest in Unconsolidated Huawei-3Com Joint Venture

During its calendar third quarter ended September 30, 2005, the Huawei-3Com joint venture revenue was $111 million, an increase of 16 percent compared to its calendar second quarter of 2005. Compared to the same period in the prior year, revenue grew 69 percent. Gross margin for the quarter was 42 percent and the net loss was $2 million, after recognizing $7 million in expense for amortization of intangible assets.

In the second quarter, we recorded a loss of $1 million as our share of the financial performance of the unconsolidated Huawei-3Com joint venture in its calendar third quarter. We have provided, at the end of the earnings release, a table that summarizes previously disclosed data for the Huawei-3Com joint venture along with its third quarter results.

Net Loss, Net Loss per Share, Weighted Average Shares Outstanding

Returning to 3Com’s results, the net loss for the second quarter was $11 million, or $0.03 per share, of which restructuring and amortization expense represented about $0.02 per share, and the tax settlement benefit represented $0.06 per share.

The weighted average number of shares outstanding during the quarter was approximately 385 million shares. This net increase of 1 million shares from the prior quarter level of 384 million shares primarily reflects the exercise of stock options.

Stock Options Outstanding

There were 58 million stock options outstanding at the end of the second quarter of fiscal 2006, compared to 62 million at the end of the first quarter of fiscal 2006.

Cash and Short-Term Investments

Cash, cash equivalents and short-term investments totaled $754 million, a net decrease of $28 million from the balance at the end of the previous quarter. The change includes an increase in cash and cash equivalents of $84 million and a decrease in short-term investments of $112 million. Key components of the change in cash and cash equivalents are as follows:

•	Cash provided by the sale of short-term investments totaled $110 million;
•	Cash used in operations was $27 million, including $4 million for restructuring-related payments;
•	Cash provided by the issuance of common stock was $5 million; and
•	Cash used for capital expenditures amounted to $4 million.

Forward-Looking Guidance

My remaining comments include forward-looking statements about various matters pertaining to the third fiscal quarter of 2006. Please refer to the safe harbor language in the earnings release and available on our Web site, for factors that could cause actual results to vary.

•	Overall in the third quarter of fiscal 2006, we expect total company revenue to be $190 to $195 million;
•	In the third quarter, we expect the gross profit margin to be about flat to the second quarter at 40 percent;
•

In the third quarter, we expect sales and marketing, research and development, and general and administrative expenses to also be about flat to the second quarter including the ongoing expenses of the brand awareness campaign; and

•	In its fourth calendar quarter, we expect the joint venture to deliver double-digit sequential growth. We expect our equity share of its earnings to be positive in our third fiscal quarter.

Next Earnings Call

For planning purposes, our third quarter earnings release is scheduled for Thursday, March 23, 2006.

Comments on the Second Quarter of Fiscal 2006

To be delivered during the analyst conference call by

Bruce Claflin, 3Com president and chief executive officer

Our fiscal second quarter marked another quarter of solid progress in the execution of our strategy. We generated our fourth consecutive quarter of sequential revenue expansion, and our year-over-year revenue growth of 22 percent is the best the company has reported in eight fiscal years.

In addition to the continued success we’ve experienced with TippingPoint products, this quarter demonstrated that we are gaining revenue traction across all of our products. For example, “heritage” 3Com enterprise products; that is excluding TippingPoint and connectivity products, were the primary driver of our year-over-year top-line improvement, delivering growth in the mid-teens. Also of note is that this growth was in each of our geographic regions.

With that as a backdrop, I want to comment on our North American performance. Last year, after a very strong fiscal first quarter, we experienced a substantial revenue decline in the second quarter. The primary reason is that our fiscal first quarter is a seasonally strong quarter for education, our largest vertical, while our second quarter is seasonally the slowest quarter for that vertical. We knew that the same dynamics would be at work again this year, but we believed our stronger portfolio of enterprise products and partnerships would offset this historic seasonality. They did, but not to the degree we had anticipated. Specifically, last year our sequential North American decline in our second fiscal quarter was 30 percent while this year it was only 10 percent. Perhaps the best way to think about our progress in North America is on a year-over-year basis as we achieved a 44 percent growth, the best of any geography.

As Don mentioned, our EMEA and Latin American regions demonstrated strong year-over-year and sequential improvements this past quarter. Raul Ros who was named as Vice President and General Manager for our EMEA region three months ago has restructured his operation to put more focus on high-growth products such as security and VOIP, while continuing to drive our volume-oriented, SMB business through a dedicated organization. In addition, he is lowering the overall cost to serve this market. The vacancy his promotion created in Latin America was filled by Robert Ruiz and with 38 percent sequential performance, it’s clear we did not miss a beat in the transition.

Let me turn to Huawei-3Com, the joint venture we formed two years ago with Huawei. Revenue for the joint venture’s most recent quarter was $111 million, a year-over-year improvement of 69 percent. Gross Margins were 42 percent and as a result, its operating performance was a modest loss of $2 million, which includes $7 million of amortization charges. Huawei-3Com now has more than 3,400 employees, 1,700 of whom are engineers. With this growth in engineering talent, the joint venture has taken increased responsibility to develop infrastructure products for 3Com. For example, the recently announced Switch 4500 is targeted to the SMB market and sold through 3Com’s historically strong two tier distribution system. This is the first volume-oriented switch developed by the H-3C and is indicative of the increasing mission we have given them.

As a result of the success of Huawei-3Com, we successfully concluded negotiations with Huawei to acquire an additional 2 percent ownership, which upon completion would give 3Com majority control. We are in the process of obtaining government approvals and upon receiving them, we will consummate the transaction shortly thereafter. Being majority owner gives us several benefits: it provides stronger governance rights, it’s reassuring to our customers, which supports our sales efforts, and it will allow us to consolidate the joint venture’s financial results.

Let me close by commenting on our overall performance. We are very encouraged by revenue trends as we have experienced two quarters of year-over-year growth and four consecutive quarters of sequential growth. For some time now we have said that improving revenue performance would result in improving financial returns. With the completion of the first half of our fiscal year, that has proven to be the case. Our gross margins this quarter are up 5 percentage points from where we ended last fiscal year, our operating expenses are down $8 million and our net loss before taxes has improved by over $20 million. We accomplished this while integrating the TippingPoint acquisition and negotiating rights to have majority ownership in Huawei-3Com.

Having said that, we are a long way from being satisfied. Our intent is to continue to show progress on all three key measurements--top line growth, gross margin expansion and expense control, as we execute our strategy and drive to profitability in the coming fiscal year.

Don and I would be pleased to take your questions.